Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-179808

Issuer Free Writing Prospectus, dated February 18, 2015

$250,000,000 2.500% Senior Notes due 2025

Summary of Final Terms

Dated February 18, 2015

Issuer	The Boeing Company

Principal Amount	$250,000,000

Trade Date	February 18, 2015

Settlement Date (T+2)	February 20, 2015

Maturity Date	March 1, 2025

Treasury Benchmark	2.000% due February 15, 2025

Treasury Price / Yield	98-27+ / 2.127%

Spread to Treasury	+65 bps

Reoffer Yield	2.777%

Price to Public ¹	97.589%

Gross Fee Spread	0.450%

Coupon (Interest Rate)	2.500%

Interest Payment Dates	March 1 and September 1

First Interest Payment Date	September 1, 2015

Call Provision	MWC @ T + 10 bps at any time prior to December 1, 2024 (3 months prior to maturity); par call at any time on or after December 1, 2024

CUSIP / ISIN	097023BJ3 /US097023BJ31

Joint Book-Running Managers	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. BNP Paribas Securities Corp. Mizuho Securities USA Inc. RBS Securities Inc.

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers

ANZ Securities, Inc.

Banca IMI S.p.A. [2]

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Standard Chartered Bank [2]

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

Junior Co-Managers	CastleOak Securities, L.P. Divine Capital Markets LLC Siebert Brandford Shank & Co., L.L.C.

Notes:

1	Plus accrued interest, if any, from February 20, 2015.
2	Neither Banca IMI S.p.A. nor Standard Chartered Bank will effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533 (collect), Citigroup Global Markets Inc. toll-free at 1-800-831-9146, or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

$250,000,000 3.300% Senior Notes due 2035

Summary of Final Terms

Dated February 18, 2015

Issuer	The Boeing Company

Principal Amount	$250,000,000

Trade Date	February 18, 2015

Settlement Date (T+2)	February 20, 2015

Maturity Date	March 1, 2035

Treasury Benchmark	3.000% due November 15, 2044

Treasury Price / Yield	105-31+ / 2.706%

Spread to Treasury	+80 bps

Reoffer Yield	3.506%

Price to Public ¹	97.052%

Gross Fee Spread	0.750%

Coupon (Interest Rate)	3.300%

Interest Payment Dates	March 1 and September 1

First Interest Payment Date	September 1, 2015

Call Provision	MWC @ T + 15 bps at any time prior to September 1, 2034 (6 months prior to maturity); par call at any time on or after September 1, 2034

CUSIP / ISIN	097023BK0 / US097023BK04

Joint Book-Running Managers	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. RBC Capital Markets, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

RBS Securities Inc.

Santander Investment Securities Inc. SG Americas Securities, LLC Wells Fargo Securities, LLC

Co-Managers

ANZ Securities, Inc.

Banca IMI S.p.A. [2]

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Standard Chartered Bank [2]

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

Junior Co-Managers	Academy Securities, Inc. Apto Partners, LLC Great Pacific Securities Telsey Advisory Group LLC

Notes:

1	Plus accrued interest, if any, from February 20, 2015.
2	Neither Banca IMI S.p.A. nor Standard Chartered Bank will effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533 (collect), Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Goldman, Sachs & Co. at 1-201-793-5170.

$250,000,000 3.500% Senior Notes due 2045

Summary of Final Terms

Dated February 18, 2015

Issuer	The Boeing Company

Rating (Moody’s, S&P, Fitch)	A2 / A / A (stable/stable/stable)

Principal Amount	$250,000,000

Trade Date	February 18, 2015

Settlement Date (T+2)	February 20, 2015

Maturity Date	March 1, 2045

Treasury Benchmark	3.000% due November 15, 2044

Treasury Price / Yield	105-31+ / 2.706%

Spread to Treasury	+100 bps

Reoffer Yield	3.706%

Price to Public ¹	96.286%

Gross Fee Spread	0.875%

Coupon (Interest Rate)	3.500%

Interest Payment Dates	March 1 and September 1

First Interest Payment Date	September 1, 2015

Call Provision	MWC @ T + 15 bps at any time prior to September 1, 2044 (6 months prior to maturity); par call at any time on or after September 1, 2044

CUSIP / ISIN	097023BL8 / US097023BL86

Joint Book-Running Managers	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Barclays Capital Inc. Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC

Senior Co-Managers

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Lloyds Securities Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC RBS Securities Inc. Santander Investment Securities Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Co-Managers

ANZ Securities, Inc.

Banca IMI S.p.A. ²

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Standard Chartered Bank ²

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

Junior Co-Managers	Blaylock Beal Van, LLC Drexel Hamilton, LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

Notes:

1	Plus accrued interest, if any, from February 20, 2015.
2	Neither Banca IMI S.p.A. nor Standard Chartered Bank will effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533 (collect), Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-603-5847.